Exhibit 99.1

Transcript of Earnings Release Conference Call

October 27, 2011

This transcript is provided by Six Flags Entertainment Corporation only for reference purposes.  Information presented was current only as of the date of the conference call, and may have subsequently changed materially.  Six Flags Entertainment Corporation does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

CORPORATE PARTICIPANTS

Nancy Krejsa

Six Flags - SVP IR

Jim Reid-Anderson

Six Flags - Chairman and President and CEO

Al Weber

Six Flags - COO

John Duffey

Six Flags - CFO

CONFERENCE CALL PARTICIPANTS

Ian Zaffino

Oppenheimer - Analyst

Ian Corydon

B. Riley & Company - Analyst

Marc Van Tricht

Trafelet & Company - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen. Welcome to Six Flags Third Quarter 2011 Earnings Conference Call. My name is Sherry, and I will be operator today. Today’s conference is being recorded. If you have any objections, please disconnect at this time. I would now like to turn the meeting over to Nancy Kresja, SVP IR and Corporate Communications for Six Flags.

Nancy Krejsa  - Six Flags - SVP IR

Good morning, thank you for joining our third quarter call. With me this morning are Jim Reid-Anderson, Chairman, President, and CEO of Six Flags; Al Weber, our COO and John Duffey, our CFO.

Following our prepared comments, we will open the call to your questions, and the Company would like to caution you that comments made during this call will include forward-looking statements within the meaning of the Federal Securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in such statements, and the Company undertakes no obligation to update or revise them. For a detailed discussion of these risks, you may refer to the Company’s annual and quarterly reports filed with the SEC.

Statements made on our call today include non-GAAP financial measures, which have been reconciled to the most directly comparable GAAP measures and included in our earnings release or other forms filed or furnished with the SEC. Also, the Company emerged from Chapter 11 bankruptcy in April of 2010. During this call, we will compare our current year-to-date results to similar periods last year, and we will not distinguish between the predecessor and successor periods since we believe this is an appropriate and useful comparison.

And now we’ll begin our prepared remarks, and I will turn the call over to Jim Reid-Anderson.

Jim Reid-Anderson  - Six Flags - Chairman and President and CEO

Thank you, Nancy, and good morning to everyone on the call. We are extremely pleased with our Q3 financial performance, especially given the weather challenges that we faced at numerous parks during the summer.

We delivered a strong financial performance in the quarter with guest spending per caps up 5% and adjusted EBITDA up $12 million, or 5% versus prior year.

Year-to-date, guest spending per caps of $40.11 are now up there with the best in the regional theme park space, and many of you will remember that just 18 months ago, this was a significant gap for us.

This performance directly results from a laser-focused implementation of our strategy in several key areas including a more thoughtful approach to pricing, exciting new capital and attractions for every park, targeted marketing programs, and effective expense controls.

Our overall profitability was excellent with an LTM modified EBITDA margin of 36.8% and LTM adjusted EBITDA of $337 million, both records. Our LTM modified EBITDA margin was 620 basis points above our profit margin one year ago, and 1,230 basis points above where we finished 2009.

Attendance was down 4% in the quarter primarily due to bad weather. However, the attendance decline was more than offset by a focused pricing and yield strategy along with effective cost management.

After the third quarter, I am even more confident that Six Flags can succeed and create value for shareholders even in a challenging environment.

As you know from our 8-K release on August 29th, we were impacted by Hurricane Irene at our northeast parks. In addition to Irene, we experienced adverse weather throughout the quarter, which affected several parks that collectively generate nearly two-thirds of our attendance.

To put the weather impact into perspective, in Q3 2011, we experienced bad weather on 35% of our operating days with almost 40% of those days falling on weekends, which are our peak operating days. The number of weekend days negatively impacted by weather was 20% higher than Q3 2010 and 35% higher than Q3 2009.

However, it is worth noting that parks with more normal weather patterns experienced a 4% attendance growth in the quarter. Ultimately, our success is driven by our ability to delight our guests, and so I am thrilled to share that our guest satisfaction ratings through September have reached all-time highs with improvements in all key categories. More importantly, even with higher pricing, we received our highest rating ever from guests in the area of perceived value.

The record guest satisfaction ratings and our strong Q3 financial performance reflect the quality of our park employees and their commitment to consistently provide exceptional experiences and special memories for our guests each and every day.

Our business strategy is right on target and is helping us to deliver record profitability for the Company. I am very proud of the entire Six Flags team.

I have a few more comments to share at the end of the call, but now I am going turn the call over to John Duffey, who will provide details on our financial performance. John?

John Duffey  - Six Flags - CFO

Thanks, Jim. We had a solid quarter with good increases in both profitability and cash flow. Although revenue in the quarter was flat, our strategic focus on improving pricing and yield continued to have a positive impact. Admission per caps in the quarter improved by $1.35, or 6%, and in-park per caps were up $0.59, or 4%.

Total guest spending per cap was a record $40.84 in the quarter, an increase of $1.94, or 5%. Per caps increased despite a higher mix of season pass attendance, which tends to lower per-cap guest spending.

Total guest revenue increased by $2 million in the quarter, but was offset by lower sponsorship revenue as a result of our strategy to move away from low margin or unprofitable sponsorship arrangements.

Year-to-date, guest spending per cap was $40.11, an increase of $2.21, or 6% over 2010.

Year-to-date total revenue was up 3% over 2010 driven by an increase in guest revenue offset by lower sponsorship revenue.

The nine-month revenue growth came despite 4% fewer operating days and is evidence that a pricing and yield improvement strategy is paying off.

Our strategy to shift guests from one-day tickets to season passes has continued to progress nicely. Although we experienced a decline in overall attendance in the quarter, we did generate a double-digit increase in season pass attendance versus prior year.

In addition, we continued to see good growth in our group business although we have not fully rebounded to pre-recessionary levels, providing us with continued opportunity for growth in this area.

Cash expenses, including cost of goods sold, declined $14 million in the quarter versus prior year, and represented 43.5% of revenue down from 46.3% of revenue in Q3 2010.

The decline in expenses is the direct result of seasonal labor savings and our previously communicated cost reduction efforts, and these actions largely helped offset the soft attendance.

Year-to-date, the Company has reduced cash expenses including cost of goods sold by $25 million on a comparable basis.

The solid per-cap revenue growth and expense reductions contributed to a record adjusted EBITDA of $251 million in the quarter, and $316 million year-to-date. This represents an increase of $12 million, or 5%, and $42 million, or 15% over prior year for the quarter and year-to-date, respectively.

As Jim indicated, our LTM adjusted EBITDA is $337 million, and our LTM modified EBITDA margin has improved to 36.8%. The LTM cash earnings per share now stands at $3.29.

As it relates to our capital structure, we are in excellent shape. Our net debt is $667 million, including over $300 million of cash on hand at the end of September. For the first nine months of the year, we generated $204 million of free cash flow and have a net leverage ratio of 2 times at the end of September.

Our term loan facility doesn’t mature until 2016. We have favorable interest rates, and the Company has no near-term debt maturities. The only debt repayment obligation in the next year is an approximate $30 million to $40 million repayment due in mid-2012 under the Excess Cash Flow Sweep Provision of our credit agreement.

Although we are very comfortable with our existing credit facility, we are considering opportunities to gain further flexibility in our credit agreement covenants, over time. The board and management are focused on capital structure and capital allocation, and we look forward to sharing more details on this topic in the future.

Now I’ll turn the call back over to Jim.

Jim Reid-Anderson  - Six Flags - Chairman and President and CEO

Thanks very much, John. We are now squarely focused on delivering a solid Q4 and simultaneously preparing for our 2012 season.

At the beginning of September, we announced our 2012 capital plan for bringing new rides and attractions to all of our parks, which was earlier than any other time in history. Construction on many of the projects is already underway.

Our capital spending has been an area of success, where we have developed a thoughtful, long-range capital plan that allows us to bring new news to every park every year in a highly efficient manner while simultaneously investing at the appropriate levels in revenue generating initiatives and facility maintenance in our parks.

We believe effective capital deployment and our targeted approach to marketing are key components of our long-term growth, and I must say that we are feeling very positive about our strategy and positioning.

While we are keeping a close eye on the economy, I am confident that we can continue to create value for our shareholders in any environment.

From a capital structure perspective, we will continue to be cautious given the weak global economy. We intend to hold our net leverage ratio at a relatively low level for the foreseeable future and continue to explore the best way to deliver enhanced value for our shareholders.

In summary, I would reiterate the strategy we outlined 15 months ago is working. We currently have more than $300 million of cash on hand, have generated more than $180 million of free cash flow over the last 12 months, and anticipate higher cash flow in future years as we strive to deliver $500 million of modified EBITDA by 2015 at the latest.

That target requires an EBITDA CAGR of approximately 7.5% of our current LTM modified EBITDA, a rate we believe is achievable. I must tell you that I continue to believe the future for Six Flags is very bright, and both our guests and our employees would agree based upon feedback we have received from them.

So at this point, Sherry, our operator, could you please open the call up to any questions?

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions) Ian Zaffino, Oppenheimer.

Ian Zaffino  - Oppenheimer - Analyst

As far as the weather, how are you defining what classifies as data that would be impacted by weather? And then, I guess, according to my rough math, you said that the parks that weren’t impacted by weather had attendance up 4%. So that means basically the weather hurt your other parks by roughly 8% as well?

Al Weber  - Six Flags - COO

This is Al Weber. The first part of your question, you talk about how we measure weather impact days. Really, on two main parts — one is, amount of rain effects on a given day, and additionally, you know, the temperature, especially this year, has been a key factor. So as it goes over a certain temperature level per market, we register that as an impacted day.

As it relates to — try to do the math on non-weather parks being up 4% and the rest — we really don’t break that information for you at this time.

Ian Zaffino  - Oppenheimer - Analyst

Okay, and then once you got hit with the hurricane, was there anything that you did differently the following weekend than you had planned before the hurricane?

Jim Reid-Anderson  - Six Flags - Chairman and President and CEO

I’m not sure what you mean by “did differently,” Ian. What are you thinking of?

Ian Zaffino  - Oppenheimer - Analyst

Did you make any adjustments to your marketing, your discounts?

Jim Reid-Anderson  - Six Flags - Chairman and President and CEO

We didn’t adjust marketing in any way. We didn’t adjust our discounts. As I’ve said before, we maintained a very disciplined approach to pricing to ensure that we can continue to build the right sort of margins for the Company, long term.

There were certain group sales deals or relationships that we had that were shifted, so that would be one difference that would have occurred, and they would have been shifted to later in the season.

Ian Zaffino  - Oppenheimer - Analyst

Okay. And then on the cash balance, how much is restricted? What are you plans as far as buying in more shares or paying a dividend? What are your thoughts there? I know you said you wanted to be conservatively capitalized, but if you could give us a little bit more detail, that would be great.

Jim Reid-Anderson  - Six Flags - Chairman and President and CEO

I think that John can talk about the restricted cash in just one minute. But I come back to what I said in the overall comments that I made earlier, Ian. We are evaluating our overall capital structure to determine the best use of cash. We believe we have several options available to us that are very good. We’ve talked about them before. There’s the opportunity to repay debt, issue dividends, repurchase stock. We evaluate all of these on an ongoing basis, discuss it with the board, and we’re not at the point yet where we can share any change in capital structure. As I said earlier, we are being cautious in the current economic environment, and, as you know, that with regard to the financing markets, those are very difficult at the moment. So we are very happy to have a very low debt level, a very strong cash balance and, over time, we’ll continue to assess this. But there won’t be any other information on financing than that.

John, do you want to add anything?

John Duffey  - Six Flags - CFO

Yes. And, you know, as it relates to restricted cash, none of the cash on our balance sheet is restricted. We do have restrictions under our credit agreement in terms of how much we can pay out each year as it relates to restricted payments. Dividend share repurchase would fall in that bucket of restricted payments.

The way the credit agreement stands is that approximately 50% of our excess cash flow that we generate at the borrower level, which the borrower is different from the consolidated company. But 50% of the excess cash flow from the borrower goes against a sweep, a debt repayment sweep. And then, as it relates to restricted payments, in 2012 there is a basket of $30 million plus 25% of excess cash flow from the prior period.

Operator

Ian Corydon, B. Riley & Company.

Ian Corydon  - B. Riley & Company - Analyst

Thank you. I wonder if you could talk about your thoughts on how Q4 is going, so far, and how did the approach to the Halloween business differ from what’s been done in the past?

Jim Reid-Anderson  - Six Flags - Chairman and President and CEO

I think it’s a great quarter, Ian. As you know, we don’t disclose information on the current quarter, but what I can say is that we really stepped up our investment and our focus on Fright Fest, which, you know, is a great franchise for us, and I think this leadership team believes firmly that there is further opportunity. And so we have looked at the marketing of Fright Fest. We’ve looked at the product that we have, and in pretty much every park we’ve used that news in every park strategy to drive change and improvements. And then we’ve communicated that to our guests.

This is the first time we’ve actually used media at Fright Fest in a long time, and as I mentioned when I talked about the outlook, generally, I am feeling and the team is feeling very confident about not just the quarter but about the future.

Ian Corydon  - B. Riley & Company - Analyst

Okay, great. And on the sponsorship line, I appreciate that you’re swapping out low margin for higher margin deals. Do you foresee a point in time where you can actually grow those revenues as well as the profitability?

Jim Reid-Anderson  - Six Flags - Chairman and President and CEO

Yes, Ian. Again, a very good question. And what I would say is what I’ve said over the last couple of quarters — that this is a year of paradigm change for this Company. We’ve talked about the paradigm change around pricing, around marketing, around communication, around the capital, and this is one — this area of the corporate alliance side is one where there is a paradigm change. And that takes a period of 12 to 18 months to work its way through.

So you have seen a decline. I would anticipate a continued decline for the balance of this year and into next year we should start to see that turn.

Ian Corydon  - B. Riley & Company - Analyst

Okay, good. And the last question — just a follow-up on the capital structure — does the current net debt level, does that meet your definition of a relatively low leverage level? And then how much cash do you need to keep on hand, because it seems like you could do a buyback or dividend of $200 million at this point if you had the flexibility.

Jim Reid-Anderson  - Six Flags - Chairman and President and CEO

I’m not going to give you exact definition of what I think is a low leverage level, but I think most people would agree that 2 times net debt to EBITDA or LTM EBITDA is pretty low. And so we are obviously feeling very good about the fact that we’re in that sort of situation in an unstable global environment.

With regard to the ability to make either dividends or stock buybacks or any sort of cash payment, we have a tremendous amount of cash sitting on our balance sheet. We have a lot of room within our — in our financing capacity, revolver, et cetera. And I think once the environment starts to improve a little bit, we will look at how we can best use those funds to take care of our shareholders who have supported us through thick and thin.

Operator

Marc Van Tricht  - Trafelet - Analyst

Congratulations on the results given some adverse conditions. Actually, my question has been answered, so I apologize. I was trying to remove myself.

Jim Reid-Anderson  - Six Flags - Chairman and President and CEO

Thanks, Marc. Sherry, Operator, are there any other questions?

Operator

I have no questions in queue at this time.

Jim Reid-Anderson  - Six Flags - Chairman and President and CEO

Okay. So let me wrap up the call by saying, finally, I really would — coming back to the question that Ian had asked earlier, I’d really love it if you could check out the last weekend of Fright Fest at any of our parks across North America. I think you will be really impressed not only with our parks, our products, our people, and the scariest Fright Fest in history.

As always, I really want to thank you for your continued support. You can rest assured that your team at Six Flags is 100% aligned with you and striving for long-term shareholder value creation. All the very best and see you soon.

Operator

This concludes today’s conference. Thank you for participating. You may disconnect at this time.